Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
January 25, 2018, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2017 of $124,619,000, or $28.88 per diluted share. Net income and diluted earnings per share for the fourth quarter ended December 31, 2017 decreased 17% and 24%, respectively, when compared to 2016 fourth quarter net income of $150,891,000, or $37.80 per diluted share. Consolidated revenues for the fourth quarter of 2017 totaled $1,816,336,000, a 4% increase from $1,752,766,000 in the fourth quarter of 2016.
For the year ended December 31, 2017, consolidated revenues were $6,305,840,000, an 8% increase from $5,822,544,000 reported for 2016. Net income for the year ended December 31, 2017 was $537,521,000, an increase of 26% when compared to the year ended December 31, 2016. Diluted earnings per share for the year ended December 31, 2017 was $126.77, an increase of 22% from $103.61 per diluted share for 2016.
Net income and diluted earnings per share for the fourth quarter and year ended December 31, 2017 were impacted by the following items:

•	The enactment of the Tax Cuts and Jobs Act in December 2017, which required a remeasurement of the Company's deferred tax assets, resulted in a charge of $62,702,000 in the fourth quarter, and

•
The Company’s January 1, 2017 adoption of Accounting Standard Update 2016-09, which resulted in the Company recognizing an income tax benefit of $13,960,000 and $58,681,000 related to excess tax benefits from stock option exercises during the fourth quarter and year ended December 31, 2017, respectively. For the fourth quarter and year ended December 31, 2016, the excess tax benefits of $2,712,000 and $13,661,000, respectively, were recorded to additional paid-in capital within shareholders’ equity on the consolidated balance sheet.

The following summarizes the impact of these items on income tax expense and diluted earnings per share ("EPS") during the fourth quarter and year ended December 31, 2017:

	Three Months Ended December 31, 2017		Twelve Months Ended December 31, 2017
	Income Tax Expense	EPS Impact	Income Tax Expense	EPS Impact
GAAP Income Tax Expense	$136,699,000		$309,390,000
Less: Impact of Tax Cuts and Jobs Act	(62,702,000)	$(14.53)	(62,702,000)	$(14.79)
Add: Impact of excess tax benefits recognized	13,960,000	$3.24	58,681,000	$13.84

Adjusted Income Tax Expense (non-GAAP measure)	$87,957,000		$305,369,000

The Company's effective tax rate for the fourth quarter and year ended December 31, 2017 was 52.3% and 36.5%, respectively, compared to 34.0% and 35.7% for the fourth quarter and year ended December 31, 2016, respectively. Excluding the impact of the previously discussed remeasurement of the deferred tax asset and excess tax benefits recognized during the fourth quarter and year ended December 31, 2017, the Company's effective tax rate would have been 33.7% and 36.1%, respectively.

Homebuilding
New orders in the fourth quarter of 2017 increased 18% to 4,306 units, when compared to 3,645 units in the fourth quarter of 2016. The average sales price of new orders in the fourth quarter of 2017 was $380,800, a decrease of 4% when compared with the fourth quarter of 2016. The decrease in the average sales price of new orders is primarily attributable to a shift in new orders to lower priced markets and lower priced products. Settlements increased in the fourth quarter of 2017 to 4,630 units, 5% higher than the fourth quarter of 2016. The Company’s backlog of homes sold but not settled as of December 31, 2017 increased on a unit basis by 24% to 8,531 units and increased on a dollar basis by 21% to $3,277,888,000 when compared to December 31, 2016.
Homebuilding revenues in the fourth quarter of 2017 totaled $1,781,494,000, 4% higher than the year earlier period. Gross profit margin in the fourth quarter of 2017 increased to 19.3%, compared to 17.8% in the fourth quarter of 2016. Gross profit margin was favorably impacted by modest improvements in pricing combined with moderating construction costs. Income before tax from the homebuilding segment totaled $241,800,000 in the fourth quarter of 2017, an increase of 16% when compared to the fourth quarter of 2016.
New orders for the year ended December 31, 2017 increased 13% to 17,608 units, when compared to 15,583 units in 2016. Settlements increased 7% year over year to 15,961 units in 2017 from 14,928 units in 2016. Homebuilding revenues for the year ended December 31, 2017 totaled $6,175,521,000, which is 8% higher than 2016. Gross profit margin for the year ended December 31, 2017 was 19.2%, compared to 17.5% in 2016. Income before tax for the homebuilding segment for the year ended December 31, 2017 was $776,370,000, a 29% increase when compared to 2016.
Mortgage Banking
Mortgage closed loan production in the fourth quarter of 2017 totaled $1,229,695,000, an increase of 2% when compared to the fourth quarter of 2016. Income before tax from the mortgage banking segment totaled $19,518,000 in the fourth quarter of 2017, a decrease of 4% when compared to $20,399,000 in the fourth quarter of 2016. The decrease is due to higher general and administrative costs in the fourth quarter of 2017.
Mortgage closed loan production for the year ended December 31, 2017 increased 7% to $4,229,507,000. Income before tax from the mortgage banking segment for the year ended December 31, 2017 increased 16% to $70,541,000 from $60,595,000 in 2016.
Financial Disclosure Advisory
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release references a non-GAAP financial measure, Adjusted Income Tax Expense, which reflects the Company’s income tax expense excluding the impact of the charge associated with the enactment of the Tax Cut and Jobs Act and the impact of the income tax benefit recognized from excess tax benefits from stock option exercises. These adjustments result in an Adjusted Income Tax Expense for the current quarter and year that, in the Company’s view, facilitate a more consistent comparison to GAAP income tax expense in the prior year.
The Company believes that the non-GAAP financial measure included in this press release allows investors to understand and compare results in a more consistent manner for the fourth quarters and years ended December 31, 2017 and 2016. This non-GAAP financial measure should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in twenty-nine metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Homebuilding:
Revenues	$1,781,494	$1,718,527	$6,175,521	$5,709,223
Other income	2,272	597	6,536	2,820
Cost of sales	(1,438,307)	(1,413,440)	(4,990,378)	(4,707,861)
Selling, general and administrative	(97,662)	(91,534)	(392,272)	(382,459)
Operating income	247,797	214,150	799,407	621,723
Interest expense	(5,997)	(5,887)	(23,037)	(20,621)
Homebuilding income	241,800	208,263	776,370	601,102

Mortgage Banking:
Mortgage banking fees	34,842	34,239	130,319	113,321
Interest income	2,682	2,458	7,850	7,569
Other income	650	512	2,048	1,652
General and administrative	(18,338)	(16,516)	(68,528)	(60,861)
Interest expense	(318)	(294)	(1,148)	(1,086)
Mortgage banking income	19,518	20,399	70,541	60,595

Income before taxes	261,318	228,662	846,911	661,697
Income tax expense	(136,699)	(77,771)	(309,390)	(236,435)

Net income	$124,619	$150,891	$537,521	$425,262

Basic earnings per share	$33.39	$40.25	$144.00	$110.53

Diluted earnings per share	$28.88	$37.80	$126.77	$103.61

Basic weighted average shares outstanding	3,732	3,749	3,733	3,847

Diluted weighted average shares outstanding	4,315	3,992	4,240	4,104

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Homebuilding:
Cash and cash equivalents	$645,087	$375,748
Restricted cash	19,438	17,561
Receivables	20,026	18,937
Inventory:
Lots and housing units, covered under sales agreements with customers	1,046,094	883,868
Unsold lots and housing units	148,620	145,065
Land under development	34,212	46,999
Building materials and other	17,273	16,168
	1,246,199	1,092,100

Contract land deposits, net	370,429	379,844
Property, plant and equipment, net	43,191	45,915
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Deferred tax assets, net	111,953	170,652
Other assets	86,977	91,009
	2,584,880	2,233,346
Mortgage Banking:
Cash and cash equivalents	21,707	19,657
Restricted cash	2,256	1,857
Mortgage loans held for sale, net	352,489	351,958
Property and equipment, net	6,327	4,903
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	14,273	24,875
	404,399	410,597
Total assets	$2,989,279	$2,643,943

LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$261,973	$251,212
Accrued expenses and other liabilities	341,891	337,200
Customer deposits	150,033	122,236
Senior notes	597,066	596,455
	1,350,963	1,307,103
Mortgage Banking:
Accounts payable and other liabilities	32,824	32,399
	32,824	32,399
Total liabilities	1,383,787	1,339,502

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both December 31, 2017 and December 31, 2016	206	206
Additional paid-in capital	1,644,197	1,515,828
Deferred compensation trust – 108,640 shares of NVR, Inc. common stock as of both December 31, 2017 and December 31, 2016	(17,383)	(17,375)
Deferred compensation liability	17,383	17,375
Retained earnings	6,231,940	5,695,376
Less treasury stock at cost – 16,864,324 and 16,862,327 shares as of December 31, 2017 and December 31, 2016, respectively	(6,270,851)	(5,906,969)
Total shareholders' equity	1,605,492	1,304,441
Total liabilities and shareholders' equity	$2,989,279	$2,643,943

NVR, Inc.
Operating Activity
(dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Homebuilding data:
New orders (units)
Mid Atlantic (1)	2,153	1,828	8,654	7,916
North East (2)	296	354	1,362	1,314
Mid East (3)	953	830	4,171	3,659
South East (4)	904	633	3,421	2,694
Total	4,306	3,645	17,608	15,583

Average new order price	$380.8	$395.2	$383.2	$386.4

Settlements (units)
Mid Atlantic (1)	2,289	2,311	7,971	7,512
North East (2)	358	350	1,288	1,246
Mid East (3)	1,079	950	3,772	3,658
South East (4)	904	808	2,930	2,512
Total	4,630	4,419	15,961	14,928

Average settlement price	$384.7	$388.8	$386.9	$381.2

Backlog (units)
Mid Atlantic (1)			4,224	3,541
North East (2)			682	608
Mid East (3)			1,898	1,499
South East (4)			1,727	1,236
Total			8,531	6,884

Average backlog price			$384.2	$392.8

New order cancellation rate	14%	17%	14%	15%
Community count (average)	484	495	485	485
Lots controlled at end of period			88,700	78,000

Mortgage banking data:
Loan closings	$1,229,695	$1,201,164	$4,229,507	$3,952,575
Capture rate	88%	89%	88%	88%

Common stock information:
Shares outstanding at end of period			3,691,006	3,693,003
Number of shares repurchased	56,128	101,982	166,520	280,288
Aggregate cost of shares repurchased	$191,967	$163,608	$422,166	$455,351

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com